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                                                                     EXHIBIT 3.1

[STAMP]

                           ARTICLES OF INCORPORATION

                                       OF

                              ROYAL BODYCARE, INC.


     I, the person hereinafter named as incorporator, for the purpose of associating to establish a corporation, under the provisions and subject to the requirements of Title 7, Chapter 78 of Nevada Revised Statues, and the acts amendatory thereof, and hereinafter sometimes referred to as the General Corporation Law of the State of Nevada (the "Nevada Act"), do hereby adopt and make the following Articles of Incorporation:

     FIRST: The name of the corporation (hereinafter called the "corporation") is Royal BodyCare, Inc.

     SECOND: The name of the corporation's resident agent in the State of Nevada is CSC Services of Nevada, Inc., and the street address of the said resident agent where process may be served on the corporation is 502 East John Street, Carson City, Nevada 89706. The mailing address and the street address of said resident agent are identical.

     THIRD: The nature of the business of the corporation and the objects or the purposes to be transacted, promoted, or carried on by it are to engage in any lawful act or activity for which corporations may be organized under the Nevada Act.

     FOURTH: The total authorized capital stock of the corporation is 50,000,000 shares, all of which are of a par value of $.001 each. All of said shares are of one class and are designated as Common Stock.

     FIFTH: The governing board of the corporation shall be styled as a "Board of Directors", and any member of said Board shall be styled as a "Director".

          The number of members constituting the first Board of Directors of the corporation is four (4); and the name and the post office box or street address, either residence or business, of each of said members are as follows:

             NAME                                 ADDRESS
             ----                                 -------
        Clinton H. Howard                    2301 Crown Court
                                             Irving, Texas 75038

        Steven E. Brown                      2301 Crown Court
                                             Irving, Texas 75038



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
        Andrew V. Howard                     2301 Crown Court
                                             Irving, Texas 75038

        Frank Franasiak, M.D.                521 Woodards Ford Road
                                             Chesapeake, Virginia 23322


          The number of directors of the corporation may be increased or decreased in the manner provided in the Bylaws of the corporation; provided, that the number of directors shall never be less than one (1). In the interim between elections of directors by stockholders entitled to vote, all vacancies, including vacancies caused by an increase in the number of directors and including vacancies resulting from the removal of directors by the stockholders entitled to vote which are not filled by said stockholders, may be filled by the remaining directors, though less than a quorum.

     SIXTH: The capital stock, after the amount of the subscription price, or par value, has been paid in, shall not be subject to assessment to pay the debts of the corporation.

     SEVENTH: The name and the post office box or street address, either residence or business, of the incorporator signing these Articles of Incorporation is as follows:

        NAME                                 ADDRESS
        ----                                 -------
        Clinton H. Howard                    2301 Crown Court
                                             Irving, Texas 75038

     EIGHTH: The corporation shall have perpetual existence.

     NINTH: The personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by the Nevada Act, as the same may be amended and supplemented.

     TENTH: The corporation shall, to the fullest extent permitted by the Nevada Act, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Nevada Act from and against any and all of the expenses, liabilities, or other matters referred to in or covered by the Nevada Act, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer , employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

     ELEVENTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter



ARTICLES OF INCORPORATION - Page 2
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prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

     TWELFTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized, subject to the Bylaws, if any, adopted by the stockholders, to make, alter or amend the Bylaws of the corporation.

     THIRTEENTH: Meetings of stockholders may be held outside of the State of Nevada at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation.

     IN WITNESS WHEREOF, I do hereby execute these Articles of Incorporation on this 27th day of September, 1999.

                                              /s/ CLINTON H. HOWARD
                                              ----------------------------------
                                              Clinton H. Howard, Incorporator


THE STATE OF TEXAS    )
                      )
COUNTY OF DALLAS      )

     BEFORE ME, the undersigned authority, a Notary Public in and for the State of Texas, on this day personally appeared Clinton H. Howard, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he executed the same freely and voluntarily and for the uses, purposes and consideration expressed therein.

     GIVEN UNDER MY HAND AND SEAL OF OFFICE, this 27th day of September, 1999.


                                              /s/ SHARON R. CLAXTON
                                              ----------------------------------
                                              Notary Public, State of Texas


                                 [NOTARY SEAL]


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